600 North Hurstbourne Parkway
Suite 300
Louisville, Kentucky 40222
(502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO	Date: November 1, 2012

FOR IMMEDIATE RELEASE

Advisors Named by Special Committee to Assist in Review of NTS Realty Holdings Limited Partnership Going Private Proposal

Louisville, KY (November 1, 2012) (NYSE MKT: NLP) - NTS Realty Holdings Limited Partnership (the “Company”) announced today that the special committee of the board of directors of the Company’s managing general partner, NTS Realty Capital, Inc. (the “Special Committee”), has retained Centerboard Securities, LLC as its financial advisor and previously retained Stites & Harbison, PLLC as its legal counsel to assist in its review of the non-binding proposal from the Company’s founder and Chairman, Mr. J.D. Nichols, and its Chief Executive Officer, Mr. Brian F. Lavin, for a going private transaction (the “Proposal”) and, if the Special Committee deems it appropriate, to assist it in considering any potential alternative transaction.  The Company previously announced receipt of the Proposal on August 31, 2012.

The Company cautions the Company’s Limited Partnership Unit holders that no decision has been made by the Special Committee with respect to its response to the Proposal.  There can be no assurance that any definitive offer will be made or accepted, that any agreement will be executed or that the Proposal or any other transaction will be approved or consummated.  Interested parties are urged to read relevant documents, when and if filed by the Company with the Securities and Exchange Commission (the “SEC”) because they will contain important information.  Free copies of such relevant documents may be obtained at the SEC’s website: www.sec.gov.

About NTS Realty Holdings Limited Partnership

The Company currently owns, wholly, as a tenant in common with unaffiliated co-owners, or through joint venture investments with affiliated and unaffiliated third parties, twenty-four properties comprised of fifteen multifamily properties, seven office buildings and business centers and two retail properties.  The properties are located in and around Louisville and Lexington, Kentucky, Nashville and Cordova, Tennessee, Richmond, Virginia, Fort Lauderdale and Orlando, Florida, Indianapolis, Indiana and Atlanta, Georgia.  The Company’s limited partnership units are listed on the NYSE MKT platform under the trading symbol of “NLP.”

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Forward Looking Statements

This press release contains forward looking statements that can be identified by the use of words like “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.”  These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios.  Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control.  Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K, which was filed on March 23, 2012, and registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

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